                                                                  Exhibit 99.C.2


                PRESENTATION TO THE BOARD OF DIRECTORS OF
                GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

                ----------------------------------------------------------------


                STRICTLY CONFIDENTIAL


                AUGUST 14, 2000




[HOULIHAN       HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
 LOKEY          INVESTMENT BANKERS
 LOGO]          1750 Tysons Boulevard, Suite 650
                McLean, VA 22102
                Tel. (703) 847-5225 - Fax: (703) 848-9667 - http://www.hlhz.com

                Washington, D.C. - Los Angeles - Chicago - San Francisco - New York - Minneapolis - Dallas - Atlanta - Toronto - Seoul

STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


TABLE OF CONTENTS

     ---------------------------------------------------------------------------

     Executive Summary ..................................................     A

          Scope of Engagement
          Summary of Recent Trading Activity
          Summary of Analysis Completed
          Summary of Due Diligence
          Limiting Conditions

     Company Overview ...................................................     B

          Company Profile
          Current Ownership Profile
          Summary Financial Statistics
          Analysis of Working Capital/Liquidity
          Other Financial Considerations

     Review of FutureCo Transaction .....................................     C

          Background/Description
          Price/Value Considerations
          Other Comments

     Independent Valuation Assessment of GZA ............................     D

          Public Company Approach
          Merger & Acquisitions Transactions Approach
          Discounted Cash Flow Approach
          Analysis of Control Premiums
          Summary of Independent Valuation Assessment

     Consideration of 3rd Party Alternatives ............................     E

          Timeline
          Summary of Activities


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                                                               EXECUTIVE SUMMARY

STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


EXECUTIVE SUMMARY

     ---------------------------------------------------------------------------

     SCOPE OF ENGAGEMENT

     We understand that the Board of Directors ("Board") of GZA GeoEnvironmental Technologies, Inc. ("GZA" or the "Company") has received an offer from FutureCo. Corp. ("FutureCo") to purchase all of the shares of common stock of the Company held by the public shareholders. Such transaction is referred to herein as the "Transaction". Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") has been retained to act as financial advisors to the Special Committee to the Board regarding (i) negotiations with a management investment group (the "MBO Group") for a potential acquisition of 100% of the outstanding common stock of the Company and certain related transactions, (ii) a possible sale or merger of the Company involving all or a substantial part of the business, assets or equity interests of the Company and/or its subsidiaries and affiliates in one or more transactions with an unaffiliated third party; and, if and when requested by the Special Committee; (iii) providing an opinion to the Special Committee and party; and, if and when requested by the Special Committee; (iii) providing an opinion to the Special Committee and GZA's Board that the Transaction (or an alternative transaction) is fair to GZA's common stockholders from a financial point of view.

     SUMMARY OF RECENT TRADING ACTIVITY

     The following table highlights the recent trading activity for the Company's common stock.

            52 Week High                              $6.38
            52 Week Low                               $3.50
            Current Stock Price(1)                    $6.00
            Stock Price Prior to March 31, 2000       $5.00
            Thirty Day Average(2)                     $4.57
            Three Month Average(2)                    $4.39
            Six Month Average(2)                      $4.22
            One Year Average(2)                       $4.31


     ----------
     (1) As of August 3, 2000.
     (2) GZA's press release on March 31, 2000 pertained to the formation of the Special Committee and ongoing discussions with management.


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STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


EXECUTIVE SUMMARY
     ---------------------------------------------------------------------------

     SUMMARY OF ANALYSIS COMPLETED

     In assessing the fairness of the FutureCo proposal, we have (i) analyzed the historical trading value of the Company's publicly traded equity securities, (ii) independently valued the common equity of the Company using widely accepted valuation methodologies, and (iii) considered alternative transactions with prospective third party candidates.

     SUMMARY OF DUE DILIGENCE

     In connection with our analyses, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

        1. reviewed the Company's audited financial statements on Form 10-K for the five fiscal years ended February 28, 2000, and internal Company financials for the period ended May 31, 2000, which the Company's management has identified as being the most current financial statements available;

        2. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

        3. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

        4. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

        5. conducted such other studies, analyses and inquiries as we have deemed appropriate.



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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


EXECUTIVE SUMMARY
     ---------------------------------------------------------------------------

     LIMITING CONDITIONS

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us, and adjusted based on discussions with management, have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our analysis is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this presentation.

     Any summary of, or reference to, this presentation, any verbal presentation with respect thereto, or other references to Houlihan Lokey in connection with the Transaction, will in each instance be subject to Houlihan Lokey's prior review and written approval (which shall not be unreasonably withheld). This presentation will not be included in, summarized or referred to in any manner in any materials distributed to the public or the securityholders of the Company, or filed with or submitted to any governmental agency, without Houlihan Lokey's express, prior written consent (which shall not be unreasonably withheld). Houlihan Lokey's presentation will not be used for any purpose other than in connection with the Transaction.

     CONCLUSION

     In summary, it is our conclusion that the consideration to be received by the common shareholders of the Company, pursuant to the Transaction, is fair from a financial point of view.



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













                                                                COMPANY OVERVIEW

STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


 COMPANY OVERVIEW
     ---------------------------------------------------------------------------


     COMPANY PROFILE

     GZA provides geotechnical engineering, environmental consulting, environmental remediation and information management systems to industrial, commercial, financial, public service and government clients. The Company's geotechnical services involve the evaluation of soil, rock and groundwater conditions for the design and construction of buildings, highways, tunnels, dams, piers, and other structures. The Company's environmental services range from the initial assessment and evaluation of contaminated sites to the design, construction and operation of remediation systems to treat, control or remove contamination.

     - GZA went public in 1989 at $12.00 per share. Company's stock is currently traded on the Nasdaq NM.

     - Company's stock is thinly traded without meaningful equity analyst following.





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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


 COMPANY OVERVIEW
     ---------------------------------------------------------------------------


     CURRENT OWNERSHIP PROFILE


                           GZA CURRENT BENEFICIAL OWNERSHIP(1)
                                    MAJOR SHAREHOLDERS


                                  NUMBER OF        % FULLY        % OUTSTANDING
                                SHARES OWNED       DILUTED(1)        SHARES(2)
                                ------------       ----------     -------------

     Heartland Advisors            452,500            10.6%           12.2%

     William Zoino                 409,368             9.6%           11.0%

     Franklin Resources, Inc.      232,000             5.4%            6.3%

     Acquisitor                    219,200             5.1%            5.9%

     Dimensional Fund Advisors     182,373             4.3%            4.9%
                                 ---------            ----            ----
     SUBTOTAL                    1,495,441            35.0%           40.4%

     Donald T. Goldberg(3)         107,121             2.5%            2.7%



     (1) Per information provided by Company management -- inclusive of stock options

     (2)  Based on 3,705,122 shares outstanding as of June 30, 2000.

     (3) This number of shares excludes 50,000 shares held by Goldberg family trusts

     * Management and employees own approximately 30% of total shares outstanding.


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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


 COMPANY OVERVIEW
     ---------------------------------------------------------------------------

     SUMMARY FINANCIAL STATISTICS

                             GZA FINANCIAL STATISTICS SUMMARY

     ($ millions)                                           FISCAL YEAR
                                         LTM       ----------------------------
                                       5/31/00     2000    1999    1998    1997
                                      --------     ----    ----    ----    ----

     Adjusted New Revenue                  44.4     43.3    38.3     36.0   38.2

     Annual Net Revenue Growth            15.9%    13.2%    6.4%    -5.8%     NA


     Adjusted Operating Income              3.3      3.1     2.7      2.1    1.5

     Adjusted Operating Income Margin      7.5%     7.1%    7.2%     5.9%   3.9%

     Annual Operating Income Growth       20.5%    11.5%   28.4%    45.3%     NA


     Adjusted EBITDA                        5.1      4.7     4.0      3.5    3.4

     Adjusted EBITDA Margin               11.4%    11.0%   10.6%     9.6%   8.8%

     Annual EBITDA Growth                 25.3%    17.4%   16.6%     3.1%     NA


     -  GZA historical revenue growth has been below industry averages

     -  Profitability has been above industry averages



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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


 COMPANY OVERVIEW
     ---------------------------------------------------------------------------

     ANALYSIS OF WORKING CAPITAL AND OTHER LIQUID ASSETS

                          SUMMARY OF CASH AND WORKING CAPITAL

                                     5/00        2/00         2/99          2/98
                                     ----        ----         ----          ----

     Cash/Marketable Securities     7,043       9,795        4,731         8,113

     Accounts Receivable/WIP       21,637      19,593       19,521        18,684

     Current Assets                30,587      31,002       27,851        27,959


     Accounts Payable & Accruals    8,097      10,474        8,676         9,020

     Current Liabilities           11,628      12,226       10,300        10,593


     Net Working Capital           11,916       8,981       12,820         9,253

     AR Days Outstanding              106         117          132           115


     - Cash above normal levels at February 29, 2000. GZA appears to have $6MM- $7MM of "extra" liquidity

     -  Some improvement has occurred in AR/WIP Days Outstanding since mid-1999



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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


 COMPANY OVERVIEW
     ---------------------------------------------------------------------------


     OTHER FINANCIAL CONSIDERATIONS

     ($000s)
     ISSUES/ITEMS                                        ESTIMATED COST RANGE(1)
     ------------                                        -----------------------

     Headquarters Relocation(2)                           0       --     <1,000>

     Closure of ISD                                     <300>     --      <500>

     Closure of Dallas Office                           <100>     --      <150>

     Other                                              <200>     --      <300>

     Sommerville Brownfield Sale                       1,000      --       500
                                                       -----               ---

     TOTALS                                              400      --     <1,450>

     ---------------------------------------------------------------------------

     (1)  Ranges are on an after-tax basis
     (2)  Low end of range considers potential benefits of such items



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















                                                  REVIEW OF FUTURECO TRANSACTION

STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  REVIEW OF FUTURECO TRANSACTION
     ---------------------------------------------------------------------------


     BACKGROUND/DESCRIPTION OF PROPOSAL

     Over the years, a few companies have express interest in acquiring GZA. For a number of reasons, discussions with none of the parties ever resulted a definitive offer or proposal. Earlier this year, in February 2000, the Company received an unsolicited expression of interest, based on a number of assumptions, to purchase GZA for $5.00 per share. This proposal was rejected as inadequate. The unsolicited proposal prompted (i) interest in liquidity from GZA's institutional shareholders, and (ii) renewed interest in a management buyout ("MBO") from GZA's senior management.

     During March and April of 2000, FutureCo communicated its interest in an MBO to the Special Committee, ultimately resulting in the GZA Board's approval of and resulting execution of a letter of intent ("LOI") on May 16, 2000. Among other things, the LOI called for FutureCo to purchase GZA's common stock for $6.45 per share. As a result of some interim developments regarding, among other things, the closure of GZA's Information Services Division, the purchase price was reduced to $6.40.

     According to the terms in the Stock Purchase Agreement, FutureCo Will acquire the stock of the public stockholders for $6.40 per share and Company management would roll its current equity interest into FutureCo.




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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  REVIEW OF FUTURECO TRANSACTION
     ---------------------------------------------------------------------------


     PRICE/VALUE OBSERVATIONS


                        FUTURECO TRANSACTION VALUATION ANALYSIS

     Offer Per Share                                              $6.40

     Total Fully Diluted Shares Outstanding (000s)                4,274
                                                                  -----
     Equity Value ($000s)                                       $27,353

     Less: Excess Cash and Option Proceeds           9,140         --     8,140

     Less: Other Considerations(1)                   1,450         --     <400>
                                                     -----                -----
     Equity Value (Less Cash)                       16,763         --    19,613
     --------------------------------------------------------------------------


                            Adjusted Fundamentals          Implied Multiples
                            ---------------------          -----------------

     Revenue                       44,371               0.38x     --       0.44x

     EBITDA                         5,069                3.3x     --        3.9x

     EBIT                           3,310                5.1x               5.9x

     Book Value                    18,669               0.90x     --       1.05x
     ---------------------------------------------------------------------------
     (1) See page 8


     - Price is a substantial premium to the Company's stock prior to disclosure of discussions





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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  REVIEW OF FUTURECO TRANSACTION
     ---------------------------------------------------------------------------


     OTHER COMMENTS

     -  Transaction is a management buyout with current management

     - MBO's financial advisors have strong interest in and are comfortable with FutureCo's financing for the Transaction.

     - Definitive agreement contains modest break-up cost reimbursement (up to $750,000) to FutureCo if superior proposal is accepted.

     - Definitive agreement contains a "fiduciary out" clause regarding superior proposals which may arise prior to closing.





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









                                         INDEPENDENT VALUATION ASSESSMENT OF GZA

STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  INDEPENDENT VALUATION ASSESSMENT OF GZA
     ---------------------------------------------------------------------------


     PUBLIC COMPANY APPROACH


     This approach is based on the premise that the value of a private company can be estimated by analyzing the prices paid by investors for shares of publicly traded companies with similar characteristics.

     Value multiples are determined based on the ratios of current market valuations to operating performance measures such as Revenue; Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"); and Earnings Before Interest and Taxes ("EBIT"). By utilizing a variety of derived multiples, one is able to "smooth out" any anomalies in a company's operating performance.

     The Market Capitalization Approach using publicly traded company evidence has several key strengths: 1) it uses the actual value multiples that investors are currently paying for ownership interests in public companies with similar business activities, 2) the large number of public companies in the United States facilitates availability of data, and 3) comparable company histories are readily available, with complete, accurate, and audited financial information.




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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  INDEPENDENT VALUATION ASSESSMENT OF GZA
     ---------------------------------------------------------------------------


     COMPARATIVE PUBLICLY TRADED COMPANY ANALYSIS

                                           GZA               COMPARABLE COMPANY
                                       FUNDAMENTAL            MULTIPLE RANGE         SELECTED   INDICATED            INDICATED
     PRICING AS OF           8/2/00       $000          HIGH      LOW     MEDIAN     MULTIPLE     VALUES               VALUE
     -------------           ------    -----------      ----      ---     ------     --------   ---------            ---------


     I. DEBT-FREE HISTORICAL APPROACH

          EV/Revenues
              LTM             5/31/00     44,796        2.05     0.16      0.36         0.30       13,439               13,400

          DV/EBIT
              NTM             NFY          3,417        15.3      4.2       6.3          4.5       15,377               15,100
              LTM             5/31/00      3,310        22.2      2.7       9.9          4.5       14,895

          EV/EBITDA
              NTM             NFY          5,107        12.5      3.4       5.2          3.5       17,873               17,800
              LTM             5/31/00      5,069        13.2      1.9       8.4          3.5       17,742

          EV/Assets
              LTM             5/31/00     31,493(a)     2.65     0.33      0.55         0.50       15,747               15,700

              INDICATED ENTERPRISE VALUE                                                                               $15,900

     II. LEVERAGED APPROACH

         Price/Earnings
              NTM             NFY          2,047        12.6      3.8       7.1          8.5       17,400               17,100
              LTM             5/31/00      1,985        42.4      4.2      21.7          8.5       16,873

         Price/Cash Flow
              NTM             NFY          3,737        18.1      2.2       5.8          5.0       18,683               18,700
              LTM             5/31/00      3,744        20.2      2.3      10.6          5.0       18,720

         Price/Book Value of Equity
              LTM             5/31/00     18,669(a)    10.61     0.54      1.05         1.00       18,669               18,700

              INDICATED MARKETABLE MINORITY EQUITY VALUE RANGE (LEVERAGED APPROACH)                                    $18,200

                                                                                                      INDICATED  VALUE RANGE

              INDICATED MARKETABLE MINORITY EQUITY VALUE (DEBT-FREE AND LEVERAGED APPROACHES)        16,000            $18,000
              ADD: CONTROL PREMIUM @             10.0% - 25.0%                                        1,600      -       4,500
                                                                                                     ------            -------
              INDICATED CONTROL EQUITY VALUE (ROUNDED)                                               17,600      -      22,500
              ADD: CASH/WORKING CAPITAL                                                               6,000              7,000
                                                                                                     ------            -------
              INDICATED AGGREGATE EQUITY VALUE                                                       23,600      -      29,500
                                                                                                     ======            =======




     a.  Considers excess cash adjustment of $6.5 million



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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  INDEPENDENT VALUATION ASSESSMENT OF GZA
     ---------------------------------------------------------------------------


     M&A TRANSACTION APPROACH

     The use of comparable transactions for valuation purposes is based on the premise that the value of a company can be estimated by analyzing the prices paid by purchasers for controlling interests in businesses with similar characteristics. Houlihan Lokey uses financial information from the most comparable transactions to develop appropriate acquisition pricing multiples to value the subject company.

     While the use of comparable transactions for establishing valuation criteria often does not provide quite as current a market view as the public company analysis, it provides insights into the values paid for controlling interests in companies.






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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  INDEPENDENT VALUATION ASSESSMENT OF GZA
     ---------------------------------------------------------------------------


     MARKET CAPITALIZATION APPROACH -- M&A TRANSACTION EVIDENCE

                                                COMPARABLE TRANSACTION
                                                     MULTIPLE RANGE             SELECTED     INDICATED
                                    $000         HIGH      LOW      MEDIAN      MULTIPLE       VALUE
                                    ----         ----      ---      ------      --------     ---------

     DEBT-FREE HISTORICAL APPROACH

          EV/Revenues
             LTM       5/31/00      44,796       1.00      0.26      0.52         0.50         22,398

          EV/EBIT
             LTM       5/31/00       3,310       20.9       7.8      11.0          7.5         24,825

          EV/EBITDA
             LTM       5/31/00       5,069       12.0       4.6       8.5          4.5         22,811

          EV/Assets
             LTM       5/31/00      31,493       2.45      0.68      0.93         0.80         25,194



             INDICATED ENTERPRISE VALUE (Rounded)                              $22,400   -    $25,200

             ADD: EFFECT OF EXCESS CASH ADJUSTMENT (Rounded)                     6,000   -      7,000
                                                                               -------        -------
             CONCLUDED EQUITY VALUE                                             28,400   -     32,200
                                                                               =======        =======


     * This analysis incorporates all transactions except the acquisition of Harding Lawson which is analyzed separately.


     - Evidence incorporates analysis of nineteen industry transaction during 1996 - 2000.




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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  INDEPENDENT VALUATION ASSESSMENT OF GZA
     ---------------------------------------------------------------------------


     MARKET CAPITALIZATION APPROACH -- HARDING LAWSON TRANSACTION EVIDENCE

                                                         HRDG       SELECTED      INDICATED
                                          $000         MULTIPLE     MULTIPLE        VALUE
                                          ----         --------     --------      ---------

     DEBT-FREE HISTORICAL APPROACH

          EV/Revenues
             LTM          5/31/00        44,796           0.38         0.38          17,022

          EV/EBIT
             LTM          5/31/00         3,310            5.6          5.6          18,371

          EV/EBITDA
             LTM          5/31/00         5,069            3.9          3.9          19,870

          EV/Assets
             LTM          5/31/00        31,493           0.68         0.68          21,415



             INDICATED ENTERPRISE VALUE (Rounded)                   $17,000    -    $21,400

             ADD: EFFECT OF EXCESS CASH ADJUSTMENT (Rounded)          6,000    -      7,000
                                                                    -------         -------
             CONCLUDED EQUITY VALUE                                  23,000    -     28,400
                                                                    =======         =======



     - Harding Lawson is considered one of the most comparable of the merged or acquired companies in terms of line of business, markets served and certain financial performance benchmarks.

     -  Harding Lawson is approximately twice the size of GZA.




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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  INDEPENDENT VALUATION ASSESSMENT OF GZA
     ---------------------------------------------------------------------------


     DISCOUNTED CASH FLOW APPROACH

     This approach typically utilizes management-prepared, projected financial statements and estimates of working capital needs to estimate free cash flows. The free cash flows (on a debt-free basis) are discounted at the subject company's weighted average cost of capital. A terminal value is calculated by determining a value for the subject company in the final year of the forecast. The terminal value is discounted to the present at the subject company's weighted average cost of capital.

     While the Company has prepared a long-term financial forecast, Houlihan Lokey did not consider a Discounted Cash Flow approach because:

     - The Company's financial forecast was over 1 year old (prepared in November 1998);

     - The forecast assumed a series of acquisition transactions -- to date, none of these acquisitions has occurred; and

     - Given the Company's past performance and the growth required to meet the forecasted figures, Houlihan Lokey considers the Company's ability to meet the forecasted figures remote.





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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  INDEPENDENT VALUATION ASSESSMENT OF GZA
     ---------------------------------------------------------------------------


     ANALYSIS OF CONTROL PREMIUMS

     As part of its analysis, Houlihan Lokey analyzed control premiums paid in the Harding Lawson transaction as well other industry transactions.

     The following table shows the controlling interest valuation of the Company's common stock based on adjusting the Company's pre-announcement stock price for control.

                              CONTROL PREMIUM ANALYSIS


                                                   GZEA STOCK    CONTROL    IMPLIED CONTROL GZEA
                                                     PRICE       PREMIUM        STOCK PRICE
                                                   ----------    -------    ---------------------


     Median Industry Control Premium(1)               $5.00        30.0%            $6.50

     Latest (day prior)(2) - Harding Transaction      $5.00        24.3%            $6.22
     30 Day Avg(2) - Harding Transaction              $4.57        36.9%            $6.25
     60 Day Avg(2) - Harding Transaction              $4.46        43.8%            $6.41
     90 Day Avg(2) - Harding Transaction              $4.39        46.1%            $6.41
     180 Day Avg(2) - Harding Transaction             $4.22        48.8%            $6.28
     1 Year Avg(2) - Harding Transaction              $4.31        48.0%            $6.38

     IMPLIED RANGE                                                $6.22      -      $6.50


     (1) Based on merged and acquired transaction evidence exclusive of the Harding Lawson control premium which is broken out separately

     (2) From date of Company's announcement of discussions with FutureCo on March 31, 2000






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
STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


  INDEPENDENT VALUATION ASSESSMENT OF GZA
     ---------------------------------------------------------------------------


     SUMMARY OF INDEPENDENT VALUATION ASSESSMENT


                     SUMMARY OF INDEPENDENT VALUATION ASSESSMENT



                                     MARKET MULTIPLE            MERGED & ACQUIRED              HRDG               CONTROL PREMIUM
                                        ANALYSIS                    ANALYSIS                 ANALYSIS                 ANALYSIS
                                     ----------------           -----------------            --------             ---------------

     Concluded Value Range      $23,600,000 - $29,500,000   $28,400,000 - $32,200,000  $23,000,000 - $28,400,000

     Less: Shutdown
           Costs/Exposure         1,450,000 -    (400,000)    1,450,000 -    (400,000)   1,450,000 -    (400,000)
                                -----------   -----------   -----------   -----------  -----------   -----------
     Concluded Equity Value     $22,150,000 - $29,900,000   $26,950,000 - $32,600,000  $21,550,000 - $28,800,000
     Outstanding Shares           3,705,122 -   3,705,122     3,705,122 -   3,705,122    3,705,122 -   3,705,122
     Per Share Price                  $5.98 -       $8.07         $7.27 -       $8.80        $5.82 -       $7.77
                                -----------   -----------   -----------   -----------  -----------   -----------
     Concluded Equity Value     $22,150,000 - $29,900,000   $26,950,000 - $32,600,000  $21,550,000 - $28,800,000
     Add: Option Proceeds        $2,139,775    $2,139,775    $2,139,775    $2,139,775   $2,139,775    $2,139,775
                                -----------   -----------   -----------   -----------  -----------   -----------
     Aggregate Equity Value     $24,289,775   $32,039,775   $29,089,775 - $34,739,775  $23,689,775   $30,939,775

     Outstanding Shares           3,705,122     3,705,122     3,705,122     3,705,122    3,705,122     3,705,122
     Total In-the-Money Options     568,750       568,750       568,750       568,750      568,750       568,750
                                -----------   -----------   -----------   -----------  -----------   -----------
      Total Fully Diluted
        Shares Outstanding        4,273,872     4,273,872     4,273,872     4,273,872    4,273,872     4,273,872

     Price Per Fully Diluted
        Share                         $5.68 -       $7.50         $6.81 -       $8.13        $5.54 -       $7.24       $6.22 - $6.50
                                ===========   ===========   ===========   ===========  ===========   ===========       =====   =====






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










                                         CONSIDERATION OF 3RD PARTY ALTERNATIVES

STRICTLY CONFIDENTIAL                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.


 CONSIDERATION OF 3RD PARTY ALTERNATIVES
     ---------------------------------------------------------------------------


     TIMELINE OF 3RD PARTY DISCUSSIONS


          MARCH              APRIL                MAY              JUNE

             FutureCo and Special      Potential         FutureCo
             Committee Discussions      Buyers             LOI
                                      Researched         Executed

                                                  Contacted      Discussions
                                                Potential Buyer    with 3rd
                                                  Candidates       Parties
                                       Prepared                   Continued
                                     Information
                                      Memorandum



     SUMMARY OF ACTIVITIES


                                    SUMMARY

                                                INFORMATION MEMORANDUM
                          NUMBER CONTACTED           DISTRIBUTION
                          ----------------      ----------------------

     Strategic Buyers            21                       5

     Financial Buyers             3                       2
                                 --                       -
     TOTAL                       24                       7



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